Exhibit 99.6

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of the Livonia MOB property for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses described in Note 1 to the financial statement, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Livonia MOB’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Chicago, Illinois

June 16, 2015

Livonia MOB

Statements of Revenues and Certain Direct Operating Expenses

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(unaudited)
Rental Revenue	$237,229	$948,917
Expense Recoveries	159,591	658,344
Total Revenue	396,820	1,607,261
Operating Expenses	(199,592)	(665,073)
Revenues in Excess of Operating Expenses	$197,228	$942,188

See accompanying notes.

Livonia MOB

Notes to Statements of Revenues and Certain Direct Operating Expenses

1. Business

On May 29, 2015, Physicians Realty Trust (the “Company”) through subsidiaries of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on an agreement to acquire one medical office building located in Livonia, Michigan (known as the Livonia MOB) from a third party.

The Livonia MOB is leased to one tenant under a long-term operating lease, where the landlord is responsible for operating expenses and the tenant reimburses the landlord for their share of operating expenses.

The accompanying statements of revenues and certain direct operating expenses have been prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-14”). Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the property, have been excluded. Such items include depreciation, amortization, interest expense, and income taxes. The accompanying unaudited statement of revenues and certain direct operating expenses for the three months ended March 31, 2015 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the period pursuant to the instructions to Rule 3-14.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

Revenue Recognition - The tenant’s lease is accounted for as an operating lease. Rental income is recognized on a monthly basis at the amounts due under the terms of the lease, adjusted to reflect a straight-line impact for specified increases in rent amounts, which are included in the lease.

3. Tenant Lease

The Company assumed the non-cancellable operating lease with the tenant that occupies the Livonia MOB. This lease was amended effective May 1, 2015 and is subject to fixed escalators over and through the end of the lease term. The lease has a remaining term expiring in 2022 and contains an extension option as specified in the lease agreement.  The table below includes amounts owed under the amended lease agreement.

Future minimum annual base rents, exclusive of operating expense reimbursements and extensions, to be collected under the lease arrangements as of December 31, 2014 are as follows:

Year Ending December 31	Amount
2015	$1,091,648
2016	1,163,013
2017	1,186,146
2018	1,197,713
2019	1,220,846
Thereafter	2,910,331
Total	$8,769,697

4. Subsequent Events

Subsequent events were evaluated through June 16, 2015, the date the financial statements were available to be issued.